Exhibit 10.3

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER & PRESIDENT AGREEMENT

This CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND PRESIDENT AGREEMENT is made effective as March 1, 2022, (the “Effective Date”) by and between B2Digital, Incorporated, a Delaware corporation (the “Company”), and Greg P. Bell (the “COBCEO”).

RECITALS

A.                 Company desires to retain the services of COBCEO to serve on the Company’s Board (the “Board”), as the Chairman of The Board, Chief Executive Officer and President (the, CEO) of the Company. COBCEO desires to serve as the Chainman of the Board and the CEO of the Company, upon the following terms and conditions.

B.                  Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business.

C.                 The Proprietary Information may necessarily be communicated to or received by COBCEO in the course of serving on the Board and as CEO and Company desires to retain the services of COBCEO, only if, in doing so, it can protect its Proprietary Information and goodwill.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                   Term. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and the COBCCEO can not be removed from his COBCEO position without 90% of the votes of all Stockholders of B2 Digital approving the termination, unless by reason of legal incapacity as determined by a court of competent jurisdiction in Nevada, and in such event, such removal shall only be until capacity has been regained, or except by reason of the death. The director can terminate this agreement upon three (3) months’ prior written notice to the Company, whereupon this Agreement shall terminate except that the provisions set forth in Sections 2.b, 4 and 6 of this Agreement shall survive such termination

2.                   Position, Duties, Responsibilities.

a.                   Duties. COBCEO shall perform those service (the “Services”) as may be reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. COBCEO shall devote his commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. COBCEO shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company. COBCEO will perform the Services faithfully, diligently and to the best of his skill and ability.

b.                   COBCEO Representations and Agreements.

(i)	COBCEO hereby agrees that he shall be solely responsible for the impact of any and all taxes arising out of the COBCEO’s receipt of any compensation payable under this Agreement.

(ii)	COBCEO hereby represents, warrants and covenants that COBCEO has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by COBCEO, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which COBCEO is now, or hereafter becomes, obligated.

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3.                   Compensation, Benefits, Expenses.

a.                   Compensation. As full and complete consideration for the Services to be rendered hereunder, the Company shall pay COBCEO the Compensation described on Exhibit A attached hereto.

b.                   Reimbursement of Expenses. Company shall promptly reimburse COBCEO for any reasonable costs and expenses incurred by COBCEO in connection with any Services specifically requested by Company and actually performed by COBCEO pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs and expenses in excess of $100, individually, and (ii) with respect to costs and expenses of less than $100, individually, COBCEO furnishes to Company adequate records and other documents reasonably acceptable to Company evidencing such expense or cost.

4.                   Proprietary Information; Work Product; Non-Disclosure.

a.                   Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, franchises, database’s, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s software business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the “Proprietary Information”). Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known. In such instance, the knowledge that Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

b.                   General Restrictions on Use. COBCEO agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of Company), except to the extent authorized and necessary to carry out COBCEO’s responsibilities under this Agreement. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which COBCEO can show was rightfully in COBCEO’s possession at the time of disclosure by Company; (y) information which COBCEO can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

c.                   Ownership of Work Product. All Work Product (as defined below) shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then COBCEO agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of COBCEO’s work or delivered by COBCEO in the course of performing that work.

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d.                   Further Assurances. COBCEO agrees to take sure further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

e.                   Return of Proprietary Information. Upon termination of this Agreement, COBCEO shall upon request by the Company promptly deliver to Company at Company’s sole cost and expense, all Proprietary Information, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in COBCEO’s possession or under its control. Notwithstanding the foregoing, COBCEO shall retain ownership of all works owned by COBCEO prior to commencing Services for Company hereunder, subject to Company’s nonexclusive, perpetual, paid-up right and license to use such works in connection with its use of the Services and any Work Product.

f.                    Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, COBCEO shall also execute Company’s standard “Confidentiality Agreement” or similarly named agreement as such agreement is currently applied to and entered into by Company’s most recent employees.

5.                   Non-Compete. During the Term, COBCEO shall not compete directly with the Company. During the period that is six (6) months after the termination of this Agreement, COBCEO shall provide the Company with written notice any time that COBCEO provides any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company. Notwithstanding anything to the contrary contained herein.

6.                   Miscellaneous.

a.                   Notices. All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address set forth below the party’s signature on the signature page of this Agreement. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change.

b.                   Entire Agreement. This Agreement and any documents attached hereto as exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c.                   Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d.                   Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law rules that would require the application of the laws of any other jurisdiction. Venue for any and all disputes arising out of this Agreement shall be the state and Federal courts sitting in the City of Tampa, Florida.

e.                   Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against COBCEO in the event of any breach or threatened breach of any such provisions by COBCEO, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state or Federal law.

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f.                    Publicity. The Company shall have the right to use the name, biography and picture of COBCEO on the Company’s website, marketing and advertising materials.

g.                   Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

h.                   Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

[Signature page follows.]

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective

Date.

B2DIGITAL, INCORPORATED	COBCEO

Signature: /s/ Paul LaBarre	Signature: /s/ Greg P. Bell
Name: Paul LaBarre	Name: Greg P. Bell
Title: Director	Address: 4522 West Village Dr.
Date: February 24, 2022	Tampa, Florida 33624

Signature: /s/ Andrew Georgens
Name: Andrew Georgens
Title: Director
Date: February 24, 2022

Signature: /s/ Darryl Metz
Name: Darryl Metz
Title: Director
Date: February 24, 2022

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Exhibit A

Services.

As the COBCEO, you shall:

❖	Call and Manage Board Meetings As needed by the Company
❖	Participate in Board Meetings and calls as requested by “Company”
❖	Perform the duties of CEO of the Company as per industry standards
❖	Operate all matters of the Company

Compensation.

A.	Management Time

The Company shall pay to Greg P. Bell or his designee a salary of $15,000 per month.

B.	The Company shall file all paperwork with the State of Delaware to make the Companies Class B Stock to make the Conversion Multiplier of the 40,000,000 Class B shares to convert to Common Shares equal to 8 and make the Voting Rights multiplier 1to 20.

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